Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

RIFAXIMIN DEMONSTRATES HIGHLY STATISTICALLY SIGNIFICANT

RESULTS IN PREVENTION OF HEPATIC ENCEPHALOPATHY IN PIVOTAL

PHASE 3 STUDY

RALEIGH, NC, October 6, 2008 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the successful completion and outcome of its pivotal Phase 3 trial to evaluate the efficacy, safety and tolerability of rifaximin in preventing hepatic encephalopathy, or HE. This study demonstrates that the protocol-specified, intent-to-treat, primary endpoint comparison of a 6-month course of rifaximin at 550 mg dosed twice-a-day provides a highly statistically significant result in preventing HE, compared to placebo. The results seen with the primary endpoint are corroborated by the secondary endpoints. Hepatic encephalopathy, which encompasses a spectrum of reversible neuropsychiatric abnormalities that occur in patients with acute or chronic liver disease, is a serious medical condition that has no FDA-approved drug therapies available.

“We are extremely pleased with the outcome of our 299-patient, multicenter, randomized, double-blind, placebo-controlled trial of rifaximin,” stated Bill Forbes, Pharm.D., Vice President, Research and Development, and Chief Development Officer, Salix. “The results of this trial, which to our knowledge is the largest hepatic encephalopathy trial ever conducted, support earlier work that suggests rifaximin may be a suitable and well-tolerated agent for hepatic encephalopathy. We intend to meet with the FDA in the near future to discuss the results of this trial and appropriate next steps for submitting a New Drug Application to the U.S. Food and Drug Administration. Based on the results of this trial, we are excited about the prospects for rifaximin.

“Although the precise pathogenesis of HE is not fully defined, ammonia is the principal gut-derived neurotoxin implicated in the pathogenesis of HE. The use of antibiotics directed at reducing bacterial production of ammonia is one therapeutic approach that has been utilized in the management of HE. However, the chronic use of antibiotics such as neomycin to prevent HE has been restricted due to side effects including kidney and hearing damage. Because patients with HE often have events that leave them unresponsive and hospitalized, HE has great economic, social, familial and personal implications. The use of a gut-selective antibiotic such as rifaximin that appears effective in treating organisms implicated in producing ammonia may be an important therapeutic advance in this population.”

About Rifaximin

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens.

Rifaximin is under investigation in the United States as a treatment for hepatic encephalopathy. In the United States, the FDA granted marketing clearance for rifaximin tablets 200 mg (trade name: XIFAXAN®) indicated for the treatment of patients (>12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs 19.7%), headache 9.7% (vs 9.2%), abdominal pain 7.2% (vs 10.1%) and rectal tenesmus 7.2% (vs 8.8%).

Rifaximin has been granted orphan drug designation by the U.S. Food and Drug Administration for use in hepatic encephalopathy. Salix believes that this designation will provide the Company with seven years of marketing exclusivity in the U.S. if rifaximin gains approval from the FDA for hepatic encephalopathy.

Rifaximin has been used in Italy for 23 years and is approved in 27 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, COLAZAL® (balsalazide disodium) Capsules 750 mg, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), mesalamine granules, balsalazide tablet, vapreotide acetate and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; the high cost and uncertainty of the research; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability and our need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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